Exhibit 5.1

August 5, 2026

BNB Plus Corp. 25 Health Sciences Drive Stony Brook, NY 11790

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to BNB Plus Corp., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1, together with the exhibits thereto (the “Registration Statement”) to be filed on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 10,864,122 shares of the Company’s common stock, par value $0.001 per share, for resale, consisting of:

(i)4,082,795 shares of common stock issuable upon the conversion of 4,082,795 previously issued shares of Series B-1 Convertible Preferred Stock, par value $0.001 per share;

(ii)1,706,278 shares of common stock issuable (collectively with the shares of common stock issuable pursuant to (i) above, the “Issued Preferred Conversion Shares”) upon the conversion of 1,706,278 previously issued shares of Series B-2 Convertible Preferred Stock, par value $0.001 per share;

(iii)2,303,620 shares of common stock issuable upon the conversion of 2,303,620 shares of Series B-2 Convertible Preferred Stock (the “Issuable Preferred Conversion Shares”), issuable upon the exercise of 2,303,620 previously issued Series B-2 Convertible Preferred Pre-Funded Warrants (the “Pre-Funded Preferred Shares”);

(iv)2,571,429 shares of common stock issuable upon the exercise of previously issued Series F Warrants (the “Common Warrant Shares”); and

(v)200,000 shares of common stock issuable (the “Settlement Preferred Conversion Shares”) upon the conversion of 200,000 shares of Series B-1 Convertible Preferred Stock to be issued pursuant to the terms of the Termination, Standstill, and Mutual Release Agreement (the “Issuable Settlement Preferred”), dated July 23, 2026, between the Company and Messrs. JR Pasch, Joshua Kruger, Patrick Horsman, Cypress Management LLC and Cypress LLC.

The 10,864,122 shares of the Company’s common stock consisting of the Issued Preferred Conversion Shares, Issuable Preferred Conversion Shares, Common Warrant Shares, and the Settlement Preferred Conversion Shares are collectively referred to herein as the “Shares”.

This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the filing of the Registration Statement.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

BNB Plus Corp.

August 5, 2026

For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the due authorization, execution and delivery of all documents by the parties thereto other than the Company; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments (the “Records”) submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of the Records conform to the original Records; (v) the legal capacity of all individuals executing documents; (vi) that all documents are the valid and binding obligations of each of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. In addition, we have assumed that (a) there will not have occurred, prior to the date of the issuance of the Common Warrant Shares and Pre-Funded Preferred Shares (i) any change in law affecting the validity or enforceability of the Series F Warrants or Pre-Funded Preferred Warrants, respectively, or (ii) any amendment to the Series F Warrants or Pre-Funded Preferred Warrants; (b) at the time of the issuance and sale of the Shares: (i) the Company is validly existing and in good standing under the law of the State of Delaware, (ii) the Company has not amended its certificate of incorporation or bylaws, (iii) the board of directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Shares, and (iv) the Company will receive consideration in excess of par value for the issuance of the Shares; (c) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (d) the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto; and (e) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof. As to all questions of fact material to this opinion, we have relied (without independent verification) upon certificates or comparable documents of officers and representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.the Issued Preferred Conversion Shares have been duly authorized for issuance and, when issued and delivered by the Company upon valid conversion of the Series B-1 Convertible Preferred Stock or Series B-2 Convertible Preferred Stock, the Issued Preferred Conversion Shares will be validly issued, fully paid and non-assessable.

2.the Issuable Preferred Conversion Shares have been duly authorized for issuance and, when issued and delivered by the Company upon the valid exercise of the Series B-2 Convertible Preferred Pre-Funded Warrants, against receipt of the exercise price therefor, and subsequent valid conversion of the Pre-Funded Preferred Shares, the Issuable Preferred Conversion Shares will be validly issued, fully paid and non-assessable.

3.the Common Warrant Shares have been duly authorized for issuance and, when issued and delivered by the Company upon valid exercise of the Series F Warrants and against receipt of the exercise price therefor, the Common Warrant Shares will be validly issued, fully paid and non-assessable.

4.the Settlement Preferred Conversion Shares have been duly authorized for issuance and, when issued and delivered by the Company upon the valid issuance and subsequent valid conversion of the Issuable Settlement Preferred, the Settlement Preferred Conversion Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporate Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

BNB Plus Corp.

August 5, 2026

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP